Exhibit 99.1

February 6, 2024

The AZEK Company Announces Strong First Quarter Fiscal 2024 Results Driven by Underlying Residential Segment Demand and Execution of Margin Expansion Initiatives; Raises Full-Year Fiscal 2024 Net Sales and Adjusted EBITDA Outlook

FIRST QUARTER FISCAL 2024 FINANCIAL HIGHLIGHTS

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Consolidated Net Sales increased 11% year-over-year to $240.4 million; Adjusted Net Sales excluding results for Vycom increased 22% year-over-year
•
Residential Segment Net Sales increased 24% year-over-year to $223.0 million
•
Net Income increased $51.6 million year-over-year to $25.7 million inclusive of the $38.5 million Vycom gain on sale; Adjusted Net Income, which excludes the gain on the sale of Vycom, increased $29.5 million year-over-year to $15.6 million
•
Net profit margin expanded 2,260 basis points year-over-year to 10.7%
•
Adjusted EBITDA increased 269% year-over-year to $55.7 million; Residential Segment Adjusted EBITDA increased 430% year-over-year
•
Adjusted EBITDA Margin expanded 1,620 basis points year-over-year to 23.2%
•
EPS of $0.17 per share increased $0.34 year-over-year inclusive of the Vycom gain on sale; Adjusted Diluted EPS, which excludes the Vycom gain on sale, increased $0.19 year-over-year to $0.10 per share

RECENT COMPANY HIGHLIGHTS

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Residential initiatives including material conversion, channel expansion and new products continue to drive strong double-digit Residential sell-through growth
•
Strong margin expansion driven by operating leverage, productivity initiatives and material savings
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Initiated $100 million accelerated share repurchase program with cash from operations and proceeds from the recent divestiture of the Vycom business
•
Named to Newsweek’s 2024 list of Most Responsible Companies and Real Leaders’ 2024 list of Top Impact Companies for the 2nd year in a row

RAISING FISCAL 2024 OUTLOOK

AZEK provides certain of its outlook on a non-GAAP basis, as the Company cannot predict some elements that are included in reported GAAP results, including the impact of acquisition costs and other costs. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

•
Raising fiscal 2024 net sales outlook to a range between $1.385 to $1.425 billion and Adjusted EBITDA outlook to a range between $353 to $372 million, driven by the stronger fiscal 1Q results and increased visibility to margins
•
Second Quarter Fiscal 2024 Outlook – Expecting consolidated net sales between $407 to $413 million and Adjusted EBITDA between $108 to $112 million

Chicago, Ill. (BUSINESS WIRE) – The AZEK Company Inc. (NYSE: AZEK) (“AZEK” or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim and StruXure® pergolas, today announced financial results for its fiscal first quarter ended December 31, 2023.

CEO COMMENTS

“The AZEK team delivered strong results ahead of plan this quarter, including 11% net sales growth year-over-year or Adjusted Net Sales growth excluding the impact of the divested Vycom business of 22% year-over-year, a net profit margin of 10.7% and Adjusted EBITDA Margin of 23.2%. Our Residential segment grew net sales 24% year-over-year driven by strong underlying sell-through growth in our Deck, Rail & Accessories as well as our Exteriors categories,” said Jesse Singh, CEO of The AZEK Company. “Within the quarter, we realized margin improvement compared to the prior year driven by normalized manufacturing utilization and material savings. AZEK’s margin performance also reflects the cumulative results of key initiatives, including recycling and continuous improvement programs through our AZEK Integrated Management System (AIMS),” continued Mr. Singh.

“During the fiscal first quarter, we continued to see double-digit Residential sell-through growth driven by material conversion, execution of recent shelf space gains and contribution from new product innovations across our product portfolio. We ended the fiscal quarter with channel inventory levels continuing to be conservatively below historical averages and with ample manufacturing capacity to effectively service our customers. We also see positive momentum coming out of our recent shelf space negotiations for this upcoming building season and from the new product innovations we have launched for the 2024 season. Once again, I would like to thank the entire AZEK team and our partners that support The AZEK Company,” said Mr. Singh.

“We are raising our full-year 2024 outlook driven by our first quarter results as well as our increased visibility and confidence in our margin drivers. Our growth and productivity initiatives are on-track, and our team is focused on execution to drive above-market growth and margin expansion in fiscal year 2024 and beyond,” continued Mr. Singh.

FIRST QUARTER FISCAL 2024 CONSOLIDATED RESULTS

Net sales for the three months ended December 31, 2023 increased by $24.2 million, or 11%, to $240.4 million from $216.3 million for the three months ended December 31, 2022. The increase was primarily due to an increase in volume in our Residential segment attributable to key growth initiatives driving demand for AZEK products, partially offset by the sale of our Vycom business in our Commercial segment. Net sales for the three months ended December 31, 2023 increased for our Residential segment by $43.5 million, or 24%, and decreased for our Commercial segment by $19.3 million, or 53%, respectively, as compared to the prior year period. The decrease in our Commercial segment was primarily due to the sale of our Vycom business. Vycom net sales were $3.3 million for the three months ended December 31, 2023

(prior to its divestment on November 1, 2023) compared to $21.7 million for the three months ended December 31, 2022.

Gross profit increased by $43.9 million to $91.4 million for the three months ended December 31, 2023, compared to $47.6 million for the three months ended December 31, 2022. Gross profit margin increased by 1,600 basis points to 38.0% for the three months ended December 31, 2023 compared to 22.0% for the three months ended December 31, 2022.

Effective as of December 31, 2023, AZEK has revised the definition of Adjusted Gross Profit to no longer exclude depreciation expense and the prior period has been recast to reflect the change. Adjusted Gross Profit increased by $43.1 million to $95.3 million for the three months ended December 31, 2023, compared to $52.2 million for the three months ended December 31, 2022. Adjusted Gross Profit Margin increased by 1,550 basis points to 39.6% for the three months ended December 31, 2023 compared to 24.1% for the three months ended December 31, 2022.

Net income (loss) increased by $51.6 million to $25.7 million, or $0.17 per share, for the three months ended December 31, 2023, compared to $(25.8) million, or $(0.17) per share, for the three months ended December 31, 2022. Net profit margin expanded 2,260 basis points to 10.7% for the three months ended December 31, 2023, as compared to net profit margin of (11.9%) for the three months ended December 31, 2022. The gain on sale from the divestiture of the Vycom business within the Commercial segment was $38.5 million.

Adjusted EBITDA increased by $40.6 million to $55.7 million for the three months ended December 31, 2023, compared to Adjusted EBITDA of $15.1 million for the three months ended December 31, 2022. Adjusted EBITDA Margin expanded 1,620 basis points to 23.2% from 7.0% for the prior year period.

Adjusted Net Income (loss) increased by $29.5 million to $15.6 million, or Adjusted Diluted EPS of $0.10 per share, for the three months ended December 31, 2023, compared to Adjusted Net Income of $(13.9) million, or Adjusted Diluted EPS of $(0.09) per share, for the three months ended December 31, 2022.

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of December 31, 2023, AZEK had cash and cash equivalents of $274.8 million and approximately $147.8 million available for future borrowings under its Revolving Credit Facility. Total gross debt, including finance leases, as of December 31, 2023, was $670.6 million.

Net Cash Provided by Operating Activities for the three months ended December 31, 2023, decreased by $22.7 million year-over-year to $(16.3) million. Free Cash Flow for the three months ended December 31, 2023, decreased by $10.1 million year-over-year to $(34.0) million.

During the quarter, AZEK repurchased approximately 2.3 million initial shares of its Class A common stock under a $100 million accelerated share repurchase agreement (“ASR”). The final settlement of the ASR will be based on the volume-weighted average price of our Class A common stock over the repurchase period, subject to certain adjustments. AZEK expects to settle the ASR in the second quarter of fiscal year 2024. As of December 31, 2023, AZEK had approximately $101.1 million available for repurchases under its existing share repurchase program.

OUTLOOK

“We continue to see positive Residential sell-through growth and positive demand indicators from our customer surveys and digital metrics. Customer sentiment is higher than this time last year, and customers appear to be more optimistic for a normal building season in 2024. Channel inventories continue to be conservatively positioned through our fiscal first quarter, and we are proactively managing our production and finished goods inventory levels to maintain high levels of service,” continued Mr. Singh.

“We are raising our full-year fiscal 2024 outlook driven by our first quarter performance as well as increased visibility and confidence in our margin drivers. While we continue to see favorable demand indicators, we remain cautiously optimistic ahead of the traditional building season, which kicks off late spring. Our fiscal year 2024 planning assumptions now assume a flattish repair & remodel market, and consistent with our historical track-record, we would expect to outperform the market driven by AZEK-specific initiatives including material conversion, channel expansion, new product innovations and consumer journey initiatives,” said Mr. Singh.

For the full-year fiscal 2024, AZEK now expects consolidated net sales in the range of $1.385 to $1.425 billion, representing an increase from the prior planning assumption range of $1.335 to $1.395 billion, and Adjusted EBITDA in the range of $353 to $372 million, representing an increase from the prior planning assumptions range of $320 to $335 million. Adjusted EBITDA Margin is expected to be in the range of 25.5% to 26.1%, an increase from approximately 24.0% from the prior planning assumptions. Following the divestiture of the Vycom business, AZEK expects the remaining Commercial segment’s Scranton Products business to deliver net sales in the range of $70 to $74 million and Adjusted EBITDA in the range of $14 to $16 million. AZEK’s Residential segment, including corporate expenses under the new definition, net sales guidance range would imply 7% to 10% year-over-year growth and 30% to 37% year-over-year growth in Segment Adjusted EBITDA. Capital expenditures for fiscal year 2024 are now expected to be in the range of $80 to $95 million.

For the second quarter of fiscal 2024, AZEK expects consolidated net sales in the range of $407 to $413 million and Adjusted EBITDA in the range of $108 to $112 million. Adjusted EBITDA Margin is expected to be in the range of 26.5% to 27.1%.

“We are excited about the long-term material conversion opportunity ahead of AZEK in the large and fast-growing outdoor living and home exteriors markets. Our execution of our strategic growth and margin initiatives, and the benefits we have realized to date, increase our confidence in our long-term financial objectives of driving double-digit annual net sales growth and expanding our Adjusted EBITDA Margin to our target of approximately 27.5%,” concluded Mr. Singh.

CONFERENCE CALL AND WEBSITE INFORMATION

AZEK will hold a conference call to discuss the results today, Tuesday, February 6, 2024, at 4:00 p.m. (CT). To access the live conference call, please register for the call in advance by visiting https://conferencingportals.com/event/yMYxIFmD. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.azekco.com/events-and-presentations/. AZEK uses its investor relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 770- 2030 or (647) 362- 9199. The conference ID for the replay is 63923. The replay will be available until 10:59 p.m. (CT) on February 20, 2024. In addition, an earnings presentation will be posted and available on the AZEK investor relations website prior to the conference call.

ABOUT THE AZEK® COMPANY

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim, and StruXure® pergolas. Consistently awarded and recognized as the market leader in innovation, quality, aesthetics and sustainability, our products are made from up to 85% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping hundreds of millions of pounds of waste and scrap out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Climate Leaders by USA Today, a Top Workplace by the Chicago Tribune and U.S. News and World Report, and a winner of the 2024 Real Leaders® Impact Awards. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan and Minnesota. For additional information, please visit azekco.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of applicable securities laws. All statements other than statements of historical facts, including statements regarding future operations, are forward-looking statements. In some cases, forward looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," or the negative of these terms and similar expressions. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals and factors, assumptions and variables underlying these projections and goals, are forward-looking statements. Other forward-looking statements may include, without limitation, statements with respect to our ability to meet the future targets and goals we establish, including our environmental, social and governance targets, and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and our communities; statements about our future expansion plans, capital investments, capacity targets and other future strategic initiatives; statements about any stock repurchase plans; statements about potential new products and product innovation; statements regarding the potential impact of global events; statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures; statements about the markets in which we operate and the economy more generally, including inflation and interest rates, supply and demand balance, growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth; statements about our production levels; and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in our other filings with the U.S. Securities and Exchange Commission. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those contained in any forward-looking statements we may make. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect and should not place undue reliance on forward-looking statements.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release, except as required by law.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance and liquidity from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance and liquidity over multiple periods with other companies in our industry.

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Adjusted Gross Profit: Beginning for the three months ended December 31, 2023, we define Adjusted Gross Profit as gross profit before amortization, business transformation costs, acquisition costs and certain other costs. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales. Prior to the three months ended December 31, 2023, depreciation was also excluded from Adjusted Gross Profit. We believe that including depreciation expense in our Adjusted Gross Profit definition will result in easier comparability to our peers. Presentations of Adjusted Gross Profit and Adjusted Gross Profit Margin for prior periods have been recast to conform to the current period presentation for comparability.
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Adjusted Net Income: Defined as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering and secondary offering costs and certain other costs.
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Adjusted Diluted EPS: Defined as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.
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Adjusted EBITDA: Defined as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales.
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Net Leverage: Equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA.
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Free Cash Flow: Defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment.

In addition, we provide Adjusted Net Sales excluding Vycom, which is a non-GAAP measure that we define as Consolidated Net Sales excluding the impact from the divested Vycom business. We believe Adjusted

Net Sales excluding Vycom is useful to investors because it reflects the ongoing trends in our business following the divestiture of Vycom.

These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. See the accompanying earnings tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Segment Adjusted EBITDA

Depending on certain circumstances, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin represent measures of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part II, Item 7 of our Annual Report on Form 10-K for fiscal 2023 and our Consolidated Financial Statements and related notes included therein.

The AZEK Company Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

in thousands	December 31, 2023	September 30, 2023
ASSETS:
Current assets:
Cash and cash equivalents	$274,759	$278,314
Trade receivables, net of allowances	32,398	57,660
Inventories	261,562	221,101
Prepaid expenses	16,528	13,595
Other current assets	8,131	12,300
Total current assets	593,378	582,970
Property, plant and equipment - net	456,504	501,023
Goodwill	967,816	994,271
Intangible assets - net	183,604	199,497
Other assets	87,426	87,793
Total assets	$2,288,728	$2,365,554
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$43,119	$56,015
Accrued rebates	67,925	60,974
Accrued interest	368	260
Current portion of long-term debt obligations	6,000	6,000
Accrued expenses and other liabilities	80,999	71,994
Total current liabilities	198,411	195,243
Deferred income taxes	47,117	56,330
Long-term debt—less current portion	579,111	580,265
Other non-current liabilities	104,784	104,073
Total liabilities	929,423	935,911
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued or outstanding at December 31, 2023 and September 30, 2023, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 156,341,203 and 155,967,736 shares issued at December 31, 2023 and September 30, 2023, respectively	156	156
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 0 shares and 100 shares issued and outstanding at December 31, 2023 and September 30, 2023, respectively	—	—
Additional paid‑in capital	1,650,160	1,662,322
Accumulated deficit	(19,328)	(45,047)
Accumulated other comprehensive income (loss)	(1,217)	1,878
Treasury stock, at cost, 10,560,030 and 8,268,423 shares at December 31, 2023 and September 30, 2023, respectively	(270,466)	(189,666)
Total stockholders' equity	1,359,305	1,429,643
Total liabilities and stockholders' equity	$2,288,728	$2,365,554

The AZEK Company Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except for share and per share amounts)

	Three Months Ended December 31,
in thousands	2023	2022
Net sales	$240,444	$216,259
Cost of sales	149,011	168,680
Gross profit	91,433	47,579
Selling, general and administrative expenses	77,246	73,444
Loss on disposal of property, plant and equipment	2,185	—
Operating income (loss)	12,002	(25,865)
Other income and expenses:
Interest expense, net	7,910	9,299
Gain on sale of business	(38,515)	—
Total other income and expenses	(30,605)	9,299
Income (loss) before income taxes	42,607	(35,164)
Income tax expense (benefit)	16,888	(9,328)
Net income (loss)	$25,719	$(25,836)
Other comprehensive income (loss):
Unrealized loss due to change in fair value of derivatives, net of tax	$(3,095)	$(1,796)
Total other comprehensive income (loss)	(3,095)	(1,796)
Comprehensive income (loss)	$22,624	$(27,632)

Net income (loss) per common share:
Basic	$0.17	$(0.17)
Diluted	0.17	(0.17)

Weighted-average common shares outstanding:
Basic	147,297,662	150,877,635
Diluted	148,876,282	150,877,635

The AZEK Company Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Three Months Ended December 31,
	2023	2022
Operating activities:
Net income (loss)	$25,719	$(25,836)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation	21,773	22,002
Amortization of intangibles	10,164	11,837
Non-cash interest expense	412	412
Non-cash lease expense	(48)	(56)
Deferred income tax (benefit) provision	(8,192)	1,504
Non-cash compensation expense	8,422	5,801
Fair value adjustment for contingent consideration	—	400
Loss on disposition of property, plant and equipment	2,185	1,003
Gain on sale of business	(38,515)	—
Changes in certain assets and liabilities:
Trade receivables	21,151	21,869
Inventories	(62,127)	(20,978)
Prepaid expenses and other currents assets	(2,031)	(16,711)
Accounts payable	(9,319)	13,029
Accrued expenses and interest	15,448	(7,831)
Other assets and liabilities	(1,330)	(36)
Net cash provided by (used in) operating activities	(16,288)	6,409
Investing activities:
Purchases of property, plant and equipment	(17,681)	(30,328)
Proceeds from disposition of fixed assets	122	65
Divestiture, net of cash disposed	133,089	—
Net cash provided by (used in) investing activities	115,530	(30,263)
Financing activities:
Payments on Term Loan Agreement	(1,500)	(1,500)
Repayments of finance lease obligations	(713)	(650)
Exercise of vested stock options	3,238	—
Cash paid for shares withheld for taxes	(3,822)	(460)
Purchases of treasury stock	(100,000)	(7,488)
Net cash used in financing activities	(102,797)	(10,098)
Net decrease in cash and cash equivalents	(3,555)	(33,952)
Cash and cash equivalents – Beginning of period	278,314	120,817
Cash and cash equivalents – End of period	$274,759	$86,865
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$7,349	$13,020
Cash paid for income taxes, net	1,351	112
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$2,603	$16,275
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	2,460	1,968

Segment Results from Operations

Residential Segment

The following table summarizes certain financial information relating to the Residential segment results that have been derived from our audited Consolidated Financial Statements for the three months and years ended September 30, 2023 and 2022.

	Three Months Ended December 31,
(U.S. dollars in thousands)	2023	2022	$ Variance	% Variance
Net sales	$223,000	$179,484	$43,516	24.2%
Segment Adjusted EBITDA (1)	52,762	9,946	42,816	430.5%
Segment Adjusted EBITDA Margin	23.7%	5.5%	N/A	N/A
(1)
Effective as of December 31, 2023, Residential segment Adjusted EBITDA includes all corporate expenses, such as selling, general and administrative costs related to our corporate offices, including payroll and other professional fees. The prior period has been recast to reflect the change.

Commercial Segment

The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our audited Consolidated Financial Statements for the three months and years ended September 30, 2023 and 2022.

	Three Months Ended December 31,
(U.S. dollars in thousands)	2023	2022	$ Variance	% Variance
Net sales	$17,444	$36,775	$(19,331)	(52.6)%
Segment Adjusted EBITDA	2,905	5,154	(2,249)	(43.6)%
Segment Adjusted EBITDA Margin	16.7%	14.0%	N/A	N/A

Adjusted Net Sales Excluding Vycom Reconciliation

	Three Months Ended December 31,
(U.S. dollars in thousands)	2023	2022
Net sales	$240,444	$216,259
Impact from sale of Vycom business	(3,319)	(21,728)
Adjusted net sales excluding Vycom	$237,125	$194,531

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended December 31,
(U.S. dollars in thousands)	2023	2022
Net income (loss)	$25,719	$(25,836)
Interest expense, net	7,910	9,299
Depreciation and amortization	31,937	33,840
Income tax expense (benefit)	16,888	(9,328)
Stock-based compensation costs	8,468	3,957
Acquisition and divestiture costs (1)	492	2,954
Gain on sale of business (2)	(38,515)	—
Other costs (3)	2,768	214
Total adjustments	29,948	40,936
Adjusted EBITDA	$55,667	$15,100

	Three Months Ended December 31,
	2023	2022
Net profit margin	10.7%	(11.9)%
Interest expense, net	3.3%	4.3%
Depreciation and amortization	13.3%	15.7%
Income tax expense (benefit)	7.0%	(4.3)%
Stock-based compensation costs	3.5%	1.8%
Acquisition and divestiture costs	0.2%	1.3%
Gain on sale of business	(16.0)%	0.0%
Other costs	1.2%	0.1%
Total adjustments	12.5%	18.9%
Adjusted EBITDA Margin	23.2%	7.0%

(1)
Acquisition and divestiture costs reflect costs related to divestiture of $0.5 million for both the three months ended December 31, 2023 and 2022, respectively, and costs directly related to completed acquisitions of $2.4 million in the three months ended December 31, 2022.
(2)
Gain on sale of business relates to the sale of the Vycom business.
(3)
Other costs reflect costs related to the removal of dispensable equipment resulting from a modification of our manufacturing process of $2.4 million in the three months ended December 31, 2023, reduction in workforce costs of $0.3 million in the three months ended December 31, 2023, and costs for legal expenses of $0.1 million and $0.2 million in the three months ended December 31, 2023 and 2022, respectively.

Adjusted Gross Profit Reconciliation

	Three Months Ended December 31,
(U.S. dollars in thousands)	2023	2022
Gross Profit	$91,433	$47,579
Amortization (1)	3,869	4,606
Adjusted Gross Profit	$95,302	$52,185

	Three Months Ended December 31,
	2023	2022
Gross Margin	38.0%	22.0%
Amortization	1.6%	2.1%
Adjusted Gross Profit Margin	39.6%	24.1%

(1)
Effective as of December 31, 2023, we revised the definition of Adjusted Gross Profit to no longer exclude depreciation expense. The prior period has been recast to reflect the change.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended December 31,
(U.S. dollars in thousands, except per share amounts)	2023	2022
Net income (loss)	$25,719	$(25,836)
Amortization	10,164	11,837
Stock-based compensation costs (1)	2,925	1,259
Acquisition and divestiture costs (2)	492	2,954
Gain on sale of business (3)	(38,515)	—
Other costs (4)	2,768	214
Tax impact of adjustments (5)	12,049	(4,280)
Adjusted Net Income (Loss)	$15,602	$(13,852)

	Three Months Ended December 31,
	2023	2022
Net income (loss)	$0.17	$(0.17)
Amortization	0.07	0.08
Stock-based compensation costs	0.02	0.01
Acquisition and divestiture costs	—	0.02
Gain on sale of business	(0.26)	—
Other costs	0.02	—
Tax impact of adjustments	0.08	(0.03)
Adjusted Diluted EPS (6)	$0.10	$(0.09)

(1)
Stock-based compensation costs reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.
(2)
Acquisition and divestiture costs reflect costs related to divestiture of $0.5 million for both the three months ended December 31, 2023 and 2022, respectively, and costs directly related to completed acquisitions of $2.4 million in the three months ended December 31, 2022.
(3)
Gain on sale of business relates to the sale of the Vycom business.
(4)
Other costs reflect costs related to the removal of dispensable equipment resulting from a modification of our manufacturing process of $2.4 million in the three months ended December 31, 2023, reduction in workforce costs of $0.3 million in the three months ended December 31, 2023, and costs for legal expenses of $0.1 million and $0.2 million in the three months ended December 31, 2023 and 2022, respectively.
(5)
Tax impact of adjustments, except for gain on sale of business, are based on applying a combined U.S. federal and state statutory tax rate of 26.5% for the three months ended December 31, 2023 and 2022, respectively. Tax impact of adjustment for gain on sale of business is based on applying a combined U.S. federal and state statutory tax rate of 42.1% for the three months ended December 31, 2023.
(6)
Weighted average common shares outstanding used in computing diluted net income per common share of 148,876,282 and 150,877,635 for the three months ended December 31, 2023 and 2022, respectively.

Free Cash Flow Reconciliation

	Three Months Ended December 31,
(U.S. dollars in thousands)	2023	2022
Net cash provided by (used in) operating activities	$(16,288)	$6,409
Less: Purchases of property, plant and equipment	(17,681)	(30,328)
Free Cash Flow	$(33,969)	$(23,919)
Net cash provided by (used in) investing activities	$115,530	$(30,263)
Net cash used in financing activities	$(102,797)	$(10,098)

Net Leverage Reconciliation

Twelve Months Ended December 31,
(In thousands)	2023
Net income	$ 119,510
Interest expense, net	37,904
Depreciation and amortization	130,641
Tax expense	50,145
Stock-based compensation costs	23,215
Acquisition and divestiture costs	4,428
Secondary offering costs	1,065
Gain on sale of business	(38,515)
Other costs	3,397
Total adjustments	212,280
Adjusted EBITDA	$ 331,790
Long-term debt — less current portion	$ 579,111
Current portion	6,000
Unamortized deferred financing fees	3,818
Unamortized original issue discount	3,571
Finance leases	78,105
Gross debt	$ 670,605
Cash and cash equivalents	(274,759)
Net debt	$ 395,846
Net leverage	1.2x

Outlook

We have not reconciled either of Adjusted EBITDA or Adjusted EBITDA Margin guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the costs of acquisitions, which are a core part of our ongoing business strategy, and other costs. Such reconciling items that impact Adjusted EBITDA and Adjusted EBITDA Margin have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of each of Adjusted EBITDA and Adjusted EBITDA Margin to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA and Adjusted EBITDA Margin guidance and future GAAP results.

Investor Relations Contact:

Eric Robinson

312-809-1093

ir@azekco.com

Media Contact:

Amanda Cimaglia

312-809-1093

media@azekco.com

Source: The AZEK Company Inc.